Exhibit 99.1

Recro Pharma Announces Presentations at PAINWeek 2015

Posters Highlight Efficacy and Safety of IV Meloxicam

MALVERN, PA, September 10, 2015 – Recro Pharma, Inc. (Nasdaq: REPH), a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain, today announced that the Company will present two posters at this year’s PAINWeek®, the National Conference on Pain for Frontline Practitioners, taking place in Las Vegas, NV from September 8 – 12, 2015. The poster presentations highlight data from two studies for N1539, a novel intravenous (IV) formulation of NanoCrystal Colloidal Dispersion® meloxicam, being developed for the management of acute moderate to severe pain.

The posters will be available for viewing at The Cosmopolitan of Las Vegas during the meeting. Company representatives will be available to discuss the posters during the Poster Reception on Thursday, September 10, from 7:00 pm - 9:00 pm PDT.

“Meloxicam was able to provide a significant and sustained reduction in acute post operative pain and was well tolerated,” said Gerri Henwood, Recro Pharma’s President and Chief Executive Officer. “Given these results, we believe meloxicam has the potential to offer a significant benefit to patients and their surgeons who are in urgent need of new, non-opioid treatment options.”

These data are being presented in support of the Company’s lead product, IV/IM meloxicam, a proprietary, preferential, long-acting COX-2 inhibitor that has successfully completed multiple Phase II clinical trials. Recro Pharma acquired the rights to IV/IM meloxicam from Alkermes in April of this year.

Details for the poster presentations at PAINWeek are as follows:

Title:	Efficacy and Safety of N1539, a Novel Intravenous Formulation of NanoCrystal Meloxicam, in Subjects with Moderate to Severe Pain Following Open Abdominal Hysterectomy
Poster Number:	81
Summary:	The poster describes the multicenter, randomized, double-blind, placebo-and active-controlled study in 460 female subjects, age 18-65 undergoing open abdominal hysterectomy to evaluate the efficacy and safety of single doses of N1539 (5-60 mg) compared with placebo and active control (morphine dosed at 0.15mg/kg, or 10-15 mg), in subjects with acute moderate to severe pain over the first 24 hours following surgery. The primary efficacy endpoint was the summed Pain Intensity difference from Hour 0 to 24 (SPID24) and total Pain Relief from Hour 0 to 24 (TOTPAR24) after dosing. This study demonstrated N1539 as an effective treatment for moderate to severe pain following open abdominal hysterectomy. The study met the primary endpoints, with N1539 at all dose levels producing statistically significant differences in pain scores compared with placebo. In addition, N1539 at 60 mg, 30 mg and 15 mg doses produced statistically significant differences in pain scores compared to morphine. N1539 had a rapid onset of analgesia, comparable to IV morphine, and its analgesia was sustained up to 24 hours. Treatment with N1539 was well-tolerated with no deaths, no treatment related serious adverse events (SAEs), one discontinuation due to an adverse event (AE), and a low incidence of AEs.

Title:	Efficacy and Safety of N1539, a Novel Intravenous Formulation of NanoCrystal Meloxicam, in Subjects with Moderate to Severe Pain Following Dental Impaction Surgery
Poster Number:	80
Summary:	The poster describes the randomized, double-blind, double-dummy, placebo-controlled, single center study in 230 subjects who had undergone surgical extraction of >2 third molars, at least one of which was to be a partial or complete mandibular bony extraction to evaluate the efficacy and safety of single doses of N1539 compared with placebo and active control (ibuprofen), in subjects with acute moderate to severe pain over the first 24 hours following surgical removal of impacted third molars. This study was designed to evaluate a dose range of N1539 (15-60 mg) in an otherwise healthy acute pain population, and characterize the duration of analgesic effect. N1539 was demonstrated to be safe and effective across the studied dose range. Statistically significant pain intensity differences (PIDs) were detected among the groups at every time point in the study, and were apparent as early as 10 minutes post-dose, continuing through the 24-hour evaluation period. There were no deaths, SAEs, or discontinuations due to AEs reported during this study. The frequency of AEs was low and comparable between treatment groups.

Downloadable copies of the posters can be accessed by visiting the “Investors” section of the Recro Pharma website and by clicking “Presentations”.

About Recro Pharma, Inc.

Recro Pharma is a revenue generating specialty pharmaceutical company developing multiple non-opioid therapeutics for the treatment of acute post operative pain. Recro Pharma is currently developing IV/IM meloxicam, a proprietary, long-acting preferential COX-2 inhibitor, and Dex-IN, a proprietary intranasal formulation of dexmedetomidine, for the treatment of acute post operative pain. Both compounds have successfully completed Phase II clinical trials. As Recro Pharma’s product candidates are not in the opioid class of drugs, the Company believes its candidates would avoid many of the side effects associated with commonly prescribed opioid therapeutics, such as addiction, constipation and respiratory distress, while maintaining analgesic effect.

Recro Pharma also owns and operates an 87,000 square foot, DEA-licensed facility that manufactures five commercial products and receives royalties associated with the sales of these products.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements reflect Recro Pharma’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target”, “intend” and “expect” and similar expressions, as they relate to Recro Pharma or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro Pharma as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro Pharma’s performance to differ materially from those expressed in, or implied by, these forward looking statements. Recro Pharma assumes no obligation to update any such forward-looking statements. Factors that could cause Recro Pharma’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation: results and timing of the clinical trials of IV/IM meloxicam and Dex-IN; the ability to obtain and maintain regulatory approval of IV/IM meloxicam and Dex-IN, and the labeling under any such approval; regulatory developments in the United States and foreign countries; the Company’s ability to raise future financing for continued development; the performance of third-party suppliers and manufacturers; the Company’s ability to obtain, maintain and successfully enforce adequate patent and other intellectual property protection; the successful commercialization of IV/IM meloxicam and Dex-IN; In addition, the forward looking statements in this press release should be considered together with the risks and uncertainties that may affect Recro Pharma’s business and future results included in Recro Pharma’s filings with the Securities and Exchange Commission at www.sec.gov. Recro Pharma assumes no obligation to update any such forward looking statements.

CONTACT:

Recro Pharma, Inc.

Charles T. Garner

Chief Financial Officer

(484) 395-2425

Media and Investors:

Argot Partners

Susan Kim

(212) 600-1902

susan@argotpartners.com

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